Exhibit 10.1
EXECUTIVE RETIREMENT AGREEMENT
AND RELEASE
     THIS AGREEMENT made and entered into this 3rd day of February, 2006 by and between Joselynn Van Siclen (“Executive”), a United States citizen, and Vector Group Ltd., a corporation duly organized and existing pursuant to the laws of the State of Delaware (the “Company”).
W I T N E S S E T H
     WHEREAS, Executive is currently serving as the Company’s Vice President, Chief Financial Officer and Treasurer; and
     WHEREAS, Executive has advised the Company of her intent to retire as of June 30, 2006 (the “Retirement Date”);
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings hereinafter set forth, Executive and the Company agree as follows:
1. Consideration. The Company will provide to Executive the following payments and benefits, certain of which are in addition to those to which Executive would be and is otherwise entitled:
(a)	The Company will pay Executive the sum of $14,375.00 (“Monthly Payment”) per month (payable semi-monthly) as salary continuation for the period beginning on the day after the Retirement Date and continuing through June 30, 2008 (the “Retirement Period”), from which Monthly Payments will be deducted required federal and state withholdings tax as well as any applicable employee contributions for Company-provided benefits.

(b)	To the extent permitted under the terms of the plans, Executive’s coverage under the Company-provided medical, dental and disability plans will continue through June 30, 2008, subject to payment by Executive of that portion of the premium for such coverage as is required of active executive employees of the Company and subject to the Company continuing such coverage for its other executives or substituting such existing coverage with substantially similar coverage, in which case the Company will substitute the Executive’s current coverage with substantially similar coverage as then provided to its other executives.

(c)	The Company’s obligation to make any of the payments provided for by the terms and provisions of Section 1(a) or any benefits provided for in Section 1(b) shall cease upon the death of Executive, or upon Executive’s breach of any of the provisions of this Agreement.

(d)	The options to purchase the Company’s common stock granted to Executive on November 4, 1999, under and pursuant to the Vector Group Ltd. Amended and Restated 1999 Long Term Incentive Plan (the “Plan”) and the Stock Option Agreement dated November 4, 1999 between the Company and Executive (the “Option Agreement”) will be exercisable pursuant to the terms of the Plan and the Option Agreement, within the nine (9) month period following the Retirement Date.

(e)	Notwithstanding the other provisions of this Agreement, any payment required to be made to or provided to Executive under this Agreement upon her termination of employment shall be made or provided promptly after the six month anniversary of Executive’s date of termination of employment to the extent necessary to avoid imposition upon Executive of any tax penalty imposed under Section 409A of the Internal Revenue Code of 1986, as amended. All payments due and owing for the six month period shall be paid on the first day following the six month anniversary of Executive’s date of termination.
2. No Additional Payments, Benefits or Employment.
(a)	Except for the payments and benefits provided for in Section 1, the Company or its affiliates shall have no obligation to make any payment to or for the benefit of Executive or to provide any benefit to Executive of any kind notwithstanding that such may otherwise be available to other employees of the Company.

(b)	Effective March 31, 2006, Executive hereby resigns as Chief Financial Officer and Treasurer of the Company.

(c)	Effective as of the Retirement Date, Executive hereby resigns all positions as an officer or director of the Company or any of its affiliates. Executive will execute all documentation requested to confirm such resignations.
3. General Release. In consideration of the promises of Company set forth above, Executive and her heirs, executors and administrators, intending to be legally bound, hereby permanently and irrevocably release and discharge Company and its parent, subsidiaries, affiliates, and its and their officers, directors, shareholders, employees, agents, successors, assigns, heirs, executors, and administrators and any individual or organization related to Company and against whom or which Executive, her heirs, executors or administrators could claim (hereinafter referred to collectively as “Releasees”) from any and all causes of actions, suits, debts, claims and demands whatsoever, which she had, has, or may have against Releasees up until the date of her execution of this Agreement. Particularly, but without limitation, Executive and her heirs, executors and administrators so release any claims relating in any way to her employment relationship with the Company, including any claims under any federal, state or local laws, including, Title VII of the Civil Rights Act of 1964, as amended, § 2000e et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., any common law claims and all claims for counsel fees and costs.
4. Indemnification; Duty to Cooperate. Executive shall be indemnified for any pending or threatened action, suit or proceeding, by reason of the fact that Executive was an officer, director or agent of the Company or its affiliates, and where Executive is named as a defendant in such action, suit or proceeding, consistent with, and in the manner provided by, the Company’s By-Laws and the Delaware General Corporation Law. Executive agrees to cooperate with the Company or its affiliates in assisting in the defense or prosecution of any existing or future charges, claims, demands, complaints, civil actions or other proceedings filed by or against the Company or its affiliates which involve facts or decisions with respect to which Executive has had involvement or knowledge.

5. Non-Disclosure of Confidential Information. Unless compelled by a court of competent jurisdiction, Executive will not disclose to anyone any of the Company or its affiliates’ trade secrets or confidential or proprietary information (collectively, the “Confidential Information”). Any information of the Company or its affiliates which is not readily available to the public shall be considered by Executive to be Confidential Information and therefore, within the scope of this Agreement, unless the Company advises Executive otherwise in writing. Executive represents all property of the Company or its affiliates, including but not limited to, all computer and electronics equipment, all memos, floppy disks, CDs, customer and product lists, and all documents, records, notebooks and tangible articles containing or embodying Confidential Information, including copies thereof, whether prepared by Executive or others has been returned to the Company. In the event that Executive is requested, or required by, applicable law, regulation or legal process to disclose any of the Confidential Information, Executive will notify the Company promptly so that the Company or its affiliates may seek a protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained, Executive will furnish only that portion of the Confidential Information, which Executive is advised by counsel, is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.
6. Non-Disparagement. Executive will not, directly or indirectly, make or publish any libelous or slanderous remarks about, or, through intentional or negligent action, disparage the business conduct of the Company or its affiliates and its and their respective shareholders, officers, directors and employees to anyone. Subject to Executive’s compliance with Section 5 hereof, the provisions of this Section 6 shall not apply to any truthful statement to be made by Executive in any legal proceeding or government or regulatory investigation.
7. Non-Competition. Executive agrees that from the date of this Agreement through the expiration of the Retirement Period she shall not, as an employee, consultant or in any other capacity, provide services, in the United States, that are the same as or similar to the services she provided to the Company or its affiliates, to any business that then engages in the United States in the development or manufacture of cigarette products.
8. Remedy.
(a)	In the event of a breach of the Agreement by the Company, to the extent permitted by law, Executive’s sole remedy shall be to institute an action for breach of this Agreement and damages therefor or specific performance of this Agreement and to recover her reasonable attorney’s fees and costs. It is specifically acknowledged that in the event of a breach of this Agreement, Executive shall not be entitled to rescind this Agreement and maintain an action based upon any claims released by this Agreement.

(b)	Executive understands and agrees that the rights and obligations set forth in Sections 4, 5, 6 and 7 shall extend beyond the Retirement Period and the termination of employment. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of the covenants contained in Sections 4, 5, 6 or 7 may result in material irreparable injury to the Company, or its affiliates for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited or required by Sections 4, 5, 6 or 7 or such other relief as may be required to specifically enforce any of the covenants contained therein. Executive shall also be required to pay all legal fees and costs incurred by Company in connection with enforcing its rights under Sections 4, 5, 6 or 7.
9. Employee Acknowledgment. Executive acknowledges the following:
(a)	That she has been given at least twenty-one (21) days in which to consider this Agreement;

(b)	That she has been advised in writing that she has the right to and may consult with an attorney before executing this Agreement and that she has had such opportunity to consult with an attorney;

(c)	That she has seven (7) days following her execution of this Agreement to revoke this Agreement, and that to so revoke this Agreement, the Company must receive in writing from Executive, c/o Marc N. Bell, 100 SE 2nd Street, 32nd Floor, Miami, FL 33131, her decision to revoke this Agreement prior to the end of such seven (7) day period;

(d)	That she is not waiving rights or claims that may arise after the date that this Agreement is executed by her;

(e)	(i) That no promise, inducement or agreement not herein expressed has been made to her; (ii) That she has read this Agreement and knows and understands its contents; and (iii) That by her execution of this Agreement, she intends to be bound by the terms and provisions of this Agreement;

(f)	That this Agreement is not and shall not be construed to be an admission of any violation of any federal, state, or local statute or regulation, or of any duty owed by the Company or its affiliates.
10. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered by overnight, priority Federal Express service, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):
To the Company:
Vector Group Ltd.
100 SE 2nd Street, 32nd Floor
Miami, FL 33131
Attn: Marc N. Bell, Esq.
Phone: (305) 579-8000
To Joselynn Van Siclen:

11. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of paragraphs 3, 4, 5, 6 and 8 shall survive termination of this Agreement.
12. Binding Effect. This Agreement shall be binding upon and inure to the benefits of the parties hereto and to their respective heirs, executors, administrators, successors and assigns.
13. Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Florida without giving effect to principles governing conflicts of laws.
14. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) between the parties, including the Company’s affiliates, but, excluding, through the Retirement Date, the Employment Agreement dated as of August 1, 1999 between the Company and Executive. To the extent of a conflict between the terms of this Agreement, the Plan and the Option Agreement, the terms of this Agreement shall control.
     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

VECTOR GROUP LTD.
BY: /s/ Richard J. Lampen
Name:	Richard J. Lampen
Title:	Executive Vice President

/s/ Joselynn D. Van Siclen
JOSELYNN D. VAN SICLEN

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